Exhibit 5.1

(313) 465-7000
Fax: (313) 465-8000

April 6, 2018

Diplomat Pharmacy, Inc.

4100 S. Saginaw St.

Flint, MI 48507

Re:          Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Diplomat Pharmacy, Inc., a Michigan corporation (the “Company”), in connection with a Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”), for the registration under the Securities Act of 1933, as amended (the “Securities Act”).

The Registration Statement relates to the proposed issuance and sale from time to time by the Company and certain selling shareholders, pursuant to Rule 415 of the Securities Act, of shares of the Company’s common stock, no par value per share (the “Common Stock”).

Based upon our examination of such documents and other matters as we deem relevant, it is our opinion that:

When (i) a prospectus supplement and any other offering material with respect to the Common Stock shall have been filed with the Commission in compliance with the Securities Act and the rules and regulations thereunder, (ii) all necessary corporate action has been taken by the Company to approve the issuance of the Common Stock and the consideration to be received therefor, and (iii) the Common Stock has been duly issued and delivered against payment therefor in accordance with the prospectus and applicable prospectus supplement relating to the Registration Statement and in accordance with any applicable duly authorized, executed and delivered purchase, underwriting or similar agreement, as applicable, and such corporate action, such Common Stock will be legally issued, fully paid and non-assessable.

In giving the opinions set forth in the paragraph above, we have assumed that (i) at or prior to the time of each delivery of the Common Stock, the authorization of the Common Stock will not have been modified or rescinded, and there will not have occurred any change in law affecting such security, including its validity or enforceability, (ii) none of the terms of the Common Stock to be established subsequent to the date hereof, nor each issuance and delivery of the Common Stock nor the compliance by the Company with the terms of the Common Stock, will violate any applicable law or will result in a violation of any provision of any instrument or agreement then binding upon the Company or any restriction imposed by any court or governmental body having jurisdiction over the Company, and (iii) at the time of each issuance and sale of Common Stock, a sufficient number of shares of Common Stock will be authorized and available for issuance.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus included in the Registration Statement.  In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.  This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

2290 First National Building × 660 Woodward Avenue × Detroit, Michigan 48226-3506

Detroit × Ann Arbor × Bloomfield Hills × Chicago × Grand Rapids × Kalamazoo × Lansing

Diplomat Pharmacy, Inc.

April 6, 2018

Very truly yours,

/s/ Honigman Miller Schwartz and Cohn LLP

HONIGMAN MILLER SCHWARTZ AND COHN LLP

JQW/JVK/MKB/NHB/MSB

2290 First National Building × 660 Woodward Avenue × Detroit, Michigan 48226-3506

Detroit × Ann Arbor × Bloomfield Hills × Chicago × Grand Rapids × Kalamazoo × Lansing